Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The PMI Group, Inc. Employee Stock Purchase Plan and The PMI Group Inc. Amended and Restated Equity Incentive Plan of our reports dated March 5, 2010 with respect to the consolidated financial statements and schedules of The PMI Group, Inc., and the effectiveness of internal control over financial reporting of The PMI Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
June 28, 2010